ANAVEX ARRANGES FOR CONVERTIBLE DEBENTURE

Hoboken, NJ – May 9, 2011 -- Anavex Life Sciences Corp. (the “Company” or “Anavex”) (OTCBB: AVXL) today announced that the Company has arranged for the sale of up to $1,000,000 of convertible debentures in tranches.

On April 20, 2011, Anavex issued a $250,000 convertible debenture to one investor.  The convertible debenture will mature on the earliest of (a) April 20, 2012; (b) conversion of the debentures; or (c) early retirement of the debentures.

On May 4, 2011, Anavex issued a $500,000 convertible debenture to one investor with the same maturity date.

The remainder of the $1,000,000 in convertible debentures is expected to be funded by the end of May 2011.

The convertible debentures may be converted at any time, prior to maturity, into units of the Company at a conversion price of $3.00 per share.  Each unit is comprised of one share of common stock and one warrant, with each warrant exercisable into one additional common share for two years at an exercise price of $4.00. The convertible debenture is an unsecured obligation and carries an interest rate equal to the 8% per annum on the principal amount.  The convertible debentures will mature on the earliest of (a) April 20, 2012; (b) conversion of the debentures; or (c) early retirement of the debentures.

In connection with the issuance of the convertible debentures, the Company paid $100,000 in fees to Weiser Capital Ltd. of the Bahamas.  Concurrently, Weiser Capital Ltd. exercised its right to acquire 33,334 shares and 33,334 warrants of the Company at an aggregate purchase price of $100,000.  The warrants will be exercisable at $4.00 per share for two years.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer.  The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain).  The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include the statement that the debentures will close by the end of May 2011.

We may not be able to close as a result of a variety of factors, including that the investor does not provide the funds. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Further Information
Anavex Life Sciences Corp.
Research & Business Development
Email: info@anavex.com

Shareholder & Media Relations

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